Axos Financial, Inc. Announces Record Net Income of $155.1 million for Fiscal 2019
Earnings Per Share for the Fourth Quarter of Fiscal 2019 up 13.8% Year-over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – July 30, 2019 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2019. Net income was $40.6 million, an increase of 9.5% over net income of $37.1 million for the quarter ended June 30, 2018. Earnings attributable to Axos’ common stockholders were $40.6 million or $0.66 per diluted share for the fourth quarter of fiscal 2019, an increase of 9.5% from $37.0 million or $0.58 per diluted share for the fourth quarter ended June 30, 2018.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 11.2% to $42.2 million and increased 15.3% to $0.68, respectively, for the quarter ended June 30, 2019 compared to $37.9 million and $0.59, respectively, for the quarter ended June 30, 2018.

Fourth Quarter Fiscal 2019 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2019	2018	% Change
Net interest income	$100,437	$87,048	15.4%
Non-interest income	$23,224	$16,977	36.8%
Net income	$40,634	$37,117	9.5%
Adjusted Earnings (Non-GAAP)[1]	$42,158	$37,921	11.2%
Net income attributable to common stockholders	$40,557	$37,040	9.5%
Diluted EPS	$0.66	$0.58	13.8%
Adjusted EPS (Non-GAAP)[1]	$0.68	$0.59	15.3%

1See “Use of Non-GAAP Financial Measures”
For the fiscal year ended June 30, 2019, net income was a record $155.1 million, an increase of 1.8% over net income of $152.4 million for the twelve months ended June 30, 2018. Earnings attributable to Axos’ common stockholders were $154.8 million or $2.48 per diluted share for the twelve months ended June 30, 2019, an increase of 1.8% from $152.1 million or $2.37 per diluted share for the twelve months ended June 30, 2018. Record earnings for the fiscal year ended June 30, 2019 were primarily the result of growth in the Bank’s loan and lease portfolio, growth in fee income and a reduced income tax rate. Operating expenses increased due to higher levels of loan originations and deposit activities and expenses from our acquired businesses.

“We ended fiscal 2019 with solid momentum, with ending loan and deposit balances increasing by 12.4% and 15.2% annualized on a linked quarter basis, respectively” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “This growth reflects the successful diversification of our lending and deposit franchises. Our efficiency and returns remain best-in-class, with a bank-only efficiency ratio of 40.51% and consolidated return on assets of 1.51% for the year. The investments we are making in our organic and acquired businesses position us well for profitable growth.”

“Our net interest margin remains strong, increasing this quarter by 10 basis points year-over-year,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “The improvement was driven by strong growth in our C&I lending, commercial banking and specialty deposit balances. We continue to deploy our excess capital in organic investments and opportunistic share repurchases, buying back approximately $8.6 million of common stock in the quarter ended June 30, 2019.”
Other Highlights:

•	Total assets reached $11.2 billion, up $1.7 billion or 17.6% compared to June 30, 2018

•	Loan and lease portfolio grew by $949.8 million or 11.3% compared to June 30, 2018

•	Loan and lease originations for investment for the three months ended June 30, 2019 were $1,501.4 million, up 10.3% compared to the quarter ended June 30, 2018

•	Deposits grew by $997.8 million or 12.5% compared to June 30, 2018

•	Return on average common stockholders’ equity was 15.49% for the three months ended June 30, 2019

•	Asset quality remains strong with total non-performing assets of 0.50% of total assets and non-performing loans and leases equal to 0.51% of total loans at June 30, 2019

•	Net interest margin was 3.81%, up 10 basis points from 3.71% for the three months ended June 30, 2018

•	Book value increased to $17.47 per share, up 14.6% compared to June 30, 2018
Fourth Quarter Fiscal 2019 Income Statement Summary
During the quarter ended June 30, 2019, Axos earned $40.6 million or $0.66 per diluted share compared to $37.1 million, or $0.58 per diluted share for the quarter ended June 30, 2018. Net interest income increased $13.4 million or 15.4% for the quarter ended June 30, 2019 compared to June 30, 2018, primarily due to the $1,179.3 million growth in average-earning assets.
The loan and lease loss provision was $2.8 million for the quarter ended June 30, 2019 compared to $3.9 million for the quarter ended June 30, 2018. The decrease was primarily due to change in the mix of the loan and lease portfolio.
For the fourth quarter ended June 30, 2019, non-interest income was $23.2 million compared to $17.0 million for the three months ended June 30, 2018. The increase year over year was primarily the result of the addition of broker-dealer fee income of $6.7 million, due to our acquisitions, and an increase in prepayment penalty fee income of $1.0 million, an increase in realized gain on sales of securities of $0.8 million, and an increase in mortgage banking income of $0.4 million, partially offset by a decrease in gain on sale – other of $2.3 million, due to decreased sales of structured settlements and lottery receivables, and decreased banking service fees of $0.4 million.
Non-interest expense or operating costs increased $15.9 million to $65.5 million for the quarter ended June 30, 2019 from $49.7 million for the three months ended June 30, 2018. The increase was mainly a result of an increase in compensation expense of $5.2 million related to staffing added since June 30, 2018 related to the addition of Axos Clearing as well as to support growth of the Bank’s operations. Additional contributors to the increase in operating expenses also include an increase in depreciation and amortization of $2.3 million, primarily due to the amortization of intangibles, an increase in data processing and internet expense of $2.1 million, due to software initiatives and enhancements to the Bank’s core processing system, an increase in in professional services of $2.1 million, primarily due to increased legal and consulting fees, an increase of $1.7 million in broker-dealer clearing charges and an increase in other general and administrative expenses of $1.8 million.
Our effective tax rate was 26.55% for the three months ended June 30, 2019 compared to 26.43% for the three months ended June 30, 2018.

Full Year Fiscal 2019 Highlights

•	Net income reached a record $155.1 million, an increase of 1.8% compared to the fiscal year ended June 30, 2018

•	Loan and lease originations and purchases for investment for the fiscal year ended June 30, 2019 were $6,945.3 million, up 17.3% compared to the year ended June 30, 2018

•	Net interest margin for the Banking Business was level at 4.14% for the fiscal years ended June 30, 2019 and 2018, respectively

•	Efficiency was 40.51% for the banking business segment compared to 34.55% for the fiscal year ended June 30, 2019

•	Return on average assets remained strong at 1.51% for the fiscal year ended June 30, 2019

•	Axos was named a top five performing large thrift in the U.S. for the eleventh consecutive year by SNL Financial/S&P Global Market Intelligence

Balance Sheet Summary
Axos’ total assets increased $1,680.7 million, or 17.6%, to $11,220.2 million, as of June 30, 2019, up from $9,539.5 million at June 30, 2018. The loan and lease portfolio increased $949.8 million on a net basis, primarily from portfolio loan and lease originations and purchases of $6,945.3 million less principal repayments and other adjustments of $5,995.5 million. Investment securities increased $47.2 million primarily due to purchases partially offset by sales and repayments. Total liabilities increased by $1,568.2 million, or 18.3%, to $10,147.2 million at June 30, 2019, up from $8,579.0 million at June 30, 2018. The increase in total liabilities resulted primarily from growth in deposits of $997.8 million. Stockholders’ equity increased by $112.5 million, or 11.7%, to $1,073.1 million at June 30, 2019 from $960.5 million at June 30, 2018. The increase was primarily the result of $155.1 million in net income and $13.5 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $56.4 million of stock repurchases, $0.6 million unrealized gain in other comprehensive income, net of tax, and $0.3 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.21% at June 30, 2019.
Conference Call
A conference call and webcast will be held on Tuesday, July 30, 2019 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until, August 30, 2019, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13692331.

About Axos Financial, Inc. and subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (“Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns it’s subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing, LLC, a clearing broker dealer, Axos Invest, Inc. (doing business as “WiseBanyan”), a registered investment advisor, and WiseBanyan Securities LLC, an introducing broker dealer. With approximately $11.2 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and WiseBanyan, provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.

SEGMENT REPORTING

The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company’s financial condition and operating results and management’s regular review of the operating results of those services. The Company operates through two operating segments: Banking Business and Securities Business.
The Banking Business includes a broad range of banking services including online banking, concierge banking, prepaid card services, and mortgage, vehicle and unsecured lending through online and telephonic distribution channels to serve the needs of consumer and small businesses nationally. In addition, the Banking Business focuses on providing deposit products nationwide to industry verticals (e.g., Title and Escrow), cash management products to a variety of businesses, and commercial & industrial and commercial real estate lending to clients. The Banking Business also includes a bankruptcy trustee and fiduciary service that provides specialized software and consulting services to Chapter 7 bankruptcy and non-Chapter 7 trustees and fiduciaries.
The Securities Business includes the Clearing Broker-Dealer, Registered Investment Advisor, and Introducing Broker-Dealer lines of businesses. These lines of business offer products independently to their own customers as well as to Banking Business clients. The products offered by the lines of business in the Securities Business primarily generate net interest and non-banking service fee income.
Segment results are determined based upon the management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions or in accordance with generally accepted accounting principles.
The Company evaluates performance and allocates resources based on profit or loss from operations. All costs, except certain corporate administration costs and related income taxes, have been allocated to the reportable segments. Therefore, combined amounts agree to the consolidated totals.
In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations. The following tables present the operating results of the segments:

	For the Three Months Ended June 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$96,936	$4,614	$(1,113)	$100,437
Provision for loan losses	2,800	—	—	2,800
Non-interest income	16,454	7,001	(231)	23,224
Non-interest expense	49,001	11,152	5,383	65,536
Income before taxes	$61,589	$463	$(6,727)	$55,325

	For the Three Months Ended June 30, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$87,875	$—	$(827)	$87,048
Provision for loan losses	3,900	—	—	3,900
Non-interest income	16,977	—	—	16,977
Non-interest expense	43,458	—	6,215	49,673
Income before taxes	$57,494	$—	$(7,042)	$50,452

	Twelve Months Ended June 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$404,500	$7,564	$(3,459)	$408,605
Provision for loan losses	27,350	—	—	27,350
Non-interest income	70,917	12,071	(231)	82,757
Non-interest expense	192,588	34,430	24,188	251,206
Income before taxes	$255,479	$(14,795)	$(27,878)	$212,806

	Twelve Months Ended June 30, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$371,661	$—	$(3,167)	$368,494
Provision for loan losses	25,800	—	—	25,800
Non-interest income	70,788	—	153	70,941
Non-interest expense	152,877	—	21,059	173,936
Income before taxes	$263,772	$—	$(24,073)	$239,699

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs, and excess FDIC expense, and other costs (unusual or non-recurring charges), (“adjusted earnings”), a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Other costs are due to a $15.3 million bad debt expense related to a correspondent customer of our clearing broker-dealer. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ core business.

Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$40,634	$37,117	$155,131	$152,411
Acquisition-related costs	2,075	1,093	6,714	1,470
Excess FDIC expense	—	—	1,111	—
Other costs	—	—	15,299	—
Income taxes	(551)	(289)	(6,267)	(535)
Adjusted earnings (Non-GAAP)	$42,158	$37,921	$171,988	$153,346
Adjusted EPS (Non-GAAP)	$0.68	$0.59	$2.75	$2.39

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2019	2018
Total stockholders’ equity	$1,073,050	$960,513
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,067,987	955,450
Less: mortgage servicing rights, carried at fair value	9,784	10,752
Less: goodwill and other intangible assets	134,893	67,788
Tangible common stockholders’ equity (Non-GAAP)	$923,310	$876,910
Common shares outstanding at end of period	61,128,817	62,688,064
Tangible book value per common share (Non-GAAP)	$15.10	$13.99

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to successfully integrate its recent acquisitions and realize the anticipated benefits of the transactions, Axos’ ability to continue to diversify its lending and deposit franchises, the outcome and effects of pending class action litigation filed against the Company, Axos’ ability to continue deploying excess capital in organic investments and share repurchases, and the anticipated timing and financial performance of our other offerings, initiatives and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2019	June 30, 2018	June 30, 2017
Selected Balance Sheet Data:
Total assets	$11,220,238	$9,539,504	$8,501,680
Loans and leases—net of allowance for loan and lease losses	9,382,124	8,432,289	7,374,493
Loans held for sale, at fair value	33,260	35,077	18,738
Loans held for sale, lower of cost or fair value	4,800	2,686	6,669
Allowance for loan and lease losses	57,085	49,151	40,832
Securities—trading	—	—	8,327
Securities—available-for-sale	227,513	180,305	264,470
Securities borrowed	144,706	—	—
Customer, broker-dealer and clearing receivables	203,192	—	—
Total deposits	8,983,173	7,985,350	6,899,507
Securities sold under agreements to repurchase	—	—	20,000
Advances from the FHLB	458,500	457,000	640,000
Borrowings, subordinated notes and debentures	168,929	54,552	54,463
Securities loaned	198,356	—	—
Customer, broker-dealer and clearing payables	238,604	—	—
Total stockholders’ equity	1,073,050	960,513	834,247

Capital Ratios:
Equity to assets at end of period	9.56%	10.07%	9.81%
Axos Financial, Inc:
Tier 1 leverage (core) capital to adjusted average assets	8.75%	9.45%	9.95%
Common equity tier 1 capital (to risk-weighted assets)	11.43%	13.27%	14.66%
Tier 1 capital (to risk-weighted assets)	11.49%	13.34%	14.75%
Total capital (to risk-weighted assets)	12.91%	14.84%	16.38%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.21%	8.88%	9.60%
Common equity tier 1 capital (to risk-weighted assets)	12.14%	12.53%	14.25%
Tier 1 capital (to risk-weighted assets)	12.14%	12.53%	14.25%
Total capital (to risk-weighted assets)	12.89%	13.27%	14.97%
Axos Clearing, LLC:
Net capital	$25,027	N/A	N/A
Excess capital	$21,199	N/A	N/A
Net capital as a percentage of aggregate debit items	13.08%	N/A	N/A
Net capital in excess of 5% aggregate debit items	$15,458	N/A	N/A

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Selected Income Statement Data:
Interest and dividend income	$141,643	$118,898	$564,887	$475,074
Interest expense	41,206	31,850	156,282	106,580
Net interest income	100,437	87,048	408,605	368,494
Provision for loan losses	2,800	3,900	27,350	25,800
Net interest income after provision for loan losses	97,637	83,148	381,255	342,694
Non-interest income	23,224	16,977	82,757	70,941
Non-interest expense	65,536	49,673	251,206	173,936
Income before income tax expense	55,325	50,452	212,806	239,699
Income tax expense	14,691	13,335	57,675	87,288
Net income	$40,634	$37,117	$155,131	$152,411
Net income attributable to common stock	$40,557	$37,040	$154,822	$152,102

Per Share Data:
Net income:
Basic	$0.66	$0.59	$2.50	$2.41
Diluted	$0.66	$0.58	$2.48	$2.37
Book value per common share	$17.47	$15.24	$17.47	$15.24
Tangible book value per common share (Non-GAAP)	$15.10	$13.99	$15.10	$13.99
Adjusted earnings per common share (Non-GAAP)	$0.68	$0.59	$2.75	$2.39

Weighted average number of shares outstanding:
Basic	61,201,994	62,648,464	61,898,447	63,136,232
Diluted	61,634,848	63,873,816	62,382,065	64,147,220
Common shares outstanding at end of period	61,128,817	62,688,064	61,128,817	62,688,064
Common shares issued at end of period	66,563,922	65,796,060	66,563,922	65,796,060

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,501,357	$1,361,597	$6,934,259	$5,922,801
Loan originations for sale	$270,905	$288,832	$1,471,906	$1,564,165
Loan and lease purchases	$—	$—	$11,009	$—
Return on average assets	1.49%	1.56%	1.51%	1.68%
Return on average common stockholders’ equity	15.49%	15.67%	15.40%	17.05%
Interest rate spread[1]	3.39%	3.34%	3.66%	3.79%
Net interest margin[2]	3.81%	3.71%	4.07%	4.11%
Net interest margin[2] - Banking Business Segment only	3.87%	3.75%	4.14%	4.14%
Efficiency ratio	53.00%	47.75%	51.12%	39.58%
Efficiency ratio - Banking Business Segment only	43.21%	41.45%	40.51%	34.55%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.65%	0.70%	0.19%	0.19%
Non-performing loans and leases to total loans and leases	0.51%	0.37%	0.51%	0.37%
Non-performing assets to total assets	0.50%	0.43%	0.50%	0.43%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.60%	0.58%	0.60%	0.58%
Allowance for loan and lease losses to non-performing loans and leases	117.84%	157.40%	117.84%	157.40%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets